Exhibit 99.1

NEWS RELEASE

Medgenics Presents New Data Showing Prevalence of Genetic Mutations in Pediatric Populations with Attention Deficit Hyperactivity Disorder

PHILADELPHIA, PA, October 29, 2016 – Medgenics, Inc. (NASDAQ: MDGN)– New data presented at AACAP’s 63rd Annual Meeting (Oct. 24-29, 2016 in New York, NY) confirmed the presence of specific genetic mutations in many children with Attention Deficit Hyperactivity Disorder (ADHD). The study team, led by Dr. Josephine Elia, M.D., Neuroscience Center, Department of Child and Adolescent Psychiatry, Nemours/Alfred I. DuPont Hospital for Children, studied a US population of children suffering from ADHD. The data confirm the observations previously made by Dr. Elia and colleagues at The Children’s Hospital of Philadelphia (CHOP) in 2010 and underscore the importance of the role of glutamate receptors (mGluR) in diseases like ADHD. The study was sponsored by Medgenics, Inc.

“There is increasing interest in the critical role of glutamate neurotransmission in ADHD and other neuropsychiatric disorders,” said Josephine Elia, M.D., Neuroscience Center, Department of Child and Adolescent Psychiatry, Nemours/Alfred I. DuPont Hospital for Children and principal study investigator. “This study suggests that mutations that can disable genes in this critical network can be causally associated with ADHD. Such mutations are present in up to 25 percent of children with ADHD, and suggest new genomics targeting strategies to better treat the disease.”

A total of 23 investigators in centers across the USA enrolled 1,013 children, aged 6-17 years, with established ADHD. Phenotype data was collected and saliva samples were submitted to The Center for Applied Genomics (CAG) at CHOP for genotyping. Overall, the mutation frequency was 22%, with a higher prevalence of 25% observed in patients aged 6-12. Interestingly, when compared to mutation negative ADHD patients, the patients with the mGluR mutations were more likely to have concerns about anger control and disruptive behaviors. Medgenics is currently conducting additional research to better understand the relative severity of ADHD in patients with a network mutation and the contribution of individual genes.

“The results of this study support our ongoing Phase 2/3 interventional adolescent ADHD trial, known as SAGA” said Liza Squires, M.D., Vice President, Research & Development, Medgenics, Inc. “Our ultimate aim is to develop a genomically targeted, safe and superior product for this subpopulation of ADHD patients. This would be the first such targeted therapy in any CNS disease and highlights the emergence of precision medicine in this therapeutic area.”

ADHD is the most common neurodevelopmental disorder of childhood and is generally characterized as a persistent pattern of inattention and/or hyperactivity-impulsivity that interferes with functioning or development. Approximately 11% – or 6.4 million – of U.S. children (4-17 years of age) have been diagnosed with ADHD, according to a recent study conducted by the Centers for Disease Control and Prevention (CDC) and the Health Resources and Services Administration. 1

POSTER INFORMATION

Poster 6.67: Glutamatergic Network Gene Mutations in Adolescents and Children with Attention Deficit Hyperactivity Disorder (ADHD)

Saturday, October 29, 2016 | 10:00am-12:30pm ET

Josephine Elia, M.D., Neuroscience Center, Department of Child and Adolescent Psychiatry, Nemours/Alfred I. DuPont Hospital for Children, presented findings estimating the prevalence of rare, recurring copy number variants (CNVs) of specific metabotropic glutamate receptor (GRM, mGluR) and related network genes in a pediatric population with ADHD.

An abstract of the accepted presentation can be accessed on AACAP’s 63rd Annual Meeting website.

About the SAGA Trial

The purpose of this multicenter, dose-optimized trial in adolescents with ADHD is to confirm the results from the Phase 1b GREAT study. The trial is designed as a randomized, double-blind, placebo-controlled, parallel-group Phase 2/3 study of NFC-1 versus placebo in adolescent patients with ADHD who have genetic disorders impacting the mGluR network. The trial will enroll 90 patients between the ages of 12 to 17 years old. The primary and key secondary endpoints in the trial will be the change from baseline in the ADHD-rating scale Total Score (ADHD-RS-5) and change from baseline in Clinical Global Impression - Global Improvement Scale (CGI-I). Patients will be randomized 1:1 to receive either a six-week course of NFC-1 or placebo, with a one-week follow-up. Patients will be enrolled from the same 25 sites that were used in the recent phenotype/genotype study. More information on the SAGA trial is available at www.ClinicalTrials.gov (Identifier: NCT02777931).

About Medgenics, Inc.

Medgenics, Inc. is dedicated to unlocking the potential of genomic medicine to identify and treat patients with life-altering conditions. Its efforts, including its internal research and development and ongoing sponsored research and licensing agreements with a well-respected pediatric academic medical center, give Medgenics the ability to focus on the underlying genetic pathway of pediatric diseases with the goal of finding therapeutic solutions for subpopulations of both children and adults living with rare and other difficult-to-treat diseases. Medgenics is also the developer of TARGTTM (Transduced Autologous Restorative Gene Therapy), a proprietary gene therapy platform. For more information, visit the Company's website at www.medgenics.com.

Forward-looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995, which include all statements other than statements of historical fact, including (without limitation) those regarding the Company's financial position, its development and business strategy, its product candidates and the plans and objectives of management for future operations. The Company intends that such forward-looking statements be subject to the safe harbors created by such laws. Forward-looking statements are sometimes identified by their use of the terms and phrases such as "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will," "will likely," "should," "could," "would," "may" or the negative of such terms and other comparable terminology. All such forward-looking statements are based on current expectations and are subject to risks and uncertainties. Should any of these risks or uncertainties materialize, or should any of the Company's assumptions prove incorrect, actual results may differ materially from those included within these forward-looking statements. Accordingly, no undue reliance should be placed on these forward-looking statements, which speak only as of the date made. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. As a result of these factors, the events described in the forward-looking statements contained in this release may not occur.

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Contacts:

Medgenics, Inc.

Brian Piper

240-899-5554

Brian.Piper@medgenics.com

For Media

Tonic Life Communications
Melissa Maycott
609-636-3939
melissa.maycott@toniclc.com

For Investors

Westwicke Partners

Chris Brinzey

339-970-2843

chris.brinzey@westwicke.com

1 Centers for Disease Control and Prevention. Attention Deficit Hyperactivity Disorder. Available at http://www.cdc.gov/ncbddd/adhd/index.html. Accessed September 9, 2016.